PERRITT FUNDS, INC.
AMENDMENT TO THE
CUSTODY AGREEMENT

THIS AMENDMENT dated as of this 9th day of January, 2006, to the Custody Agreement, dated as of August 7, 2004, (the “Agreement”), is entered by and between Perritt Funds, Inc., a Maryland corporation (the “Corporation”) and U.S. Bank National Association, a national banking association (the “Custodian”).

Effective January 1, 2006, the fee schedule of the Agreement is hereby superceded and replaced with the respective fee schedule attached hereto. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

PERRITT FUNDS, INC.	U.S. BANK, N.A.

By: ______________________________	By: ______________________________

Name: ____________________________	Name: ____________________________

Title: _____________________________	Title: _____________________________